Exhibit 10

Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of December 4, 2018 (this “Agreement”), is by and between Golden Harbor Ltd. (the “Purchaser”), and the seller identified on Annex B hereto (the “Seller”). The Seller and the Purchaser are hereinafter collectively referred to as the “Parties”, and each individually as a “Party.”

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, upon the terms and subject to the conditions set forth herein, an aggregate of 9,752,729 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Inseego Corp. (the “Issuer”) at a price of $3.00 per share and equal to $29,258,187.00 in the aggregate (the “Purchase Price”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, the Seller agrees to sell, transfer, convey, assign and deliver the Shares to the Purchaser, and the Purchaser shall purchase and assume such Shares from the Seller, free and clear of all liens, claims, pledges, options, charges, security interests, deeds of trust, voting agreements, restrictions on ownership, use, voting or transfer, or any other encumbrances or other rights of third parties of any kind (collectively, “Liens”).

1.2 Consideration. In consideration of the purchase and sale of the Shares by the Seller to the Purchaser, the Purchaser shall pay to the Seller, at the Closing, an amount in immediately available funds equal to the Purchase Price for the sale, transfer, conveyance, assignment and delivery of all of the Shares. For the avoidance of doubt, the number of shares to be sold by the Seller, and the Purchase Price to be paid to the Seller, in each case, pursuant to the terms of this Agreement, are set forth on Annex B hereto.

1.3 Closing. The closing of the purchase and sale of the Shares by the Seller to the Purchaser hereunder (the “Closing”) shall take place by teleconference and through the email exchange of transaction documents in portable document (.PDF) format, in each case as soon as reasonably practicable following the later of (i) the satisfaction or waiver (by the party entitled to waive the same) of all of the conditions set forth herein and (ii) 5:30 p.m. Eastern time on the fifth business day following the date hereof, or at such other place, time or date or in such other manner as the Parties shall otherwise agree in writing.

1.4 Closing Deliveries. At the Closing, the Seller shall deliver and transfer to the Purchaser, respectively, (a) the Shares purchased by the Purchaser from the Seller as set forth on Annex B hereto in suitable form for transfer and to the DTC account designated on Annex A hereto and (b) a properly completed and executed United States Treasury Department Form W-8 or W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof). Concurrently with receipt by the Purchaser of the Shares, the Purchaser shall deliver and transfer the Purchase Price by wire transfer of immediately available funds to the account as designated on Annex B hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

2.1 Organization; Authority. The Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All acts or proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder have been properly taken. No additional proceedings or approvals on the part of the Seller or any of its stockholders are necessary to authorize the execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

2.2 Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

2.3 No Violation; Consents and Approvals. The execution, delivery and performance of this Agreement, the consummation by the Seller of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement, do not and will not (a) violate, or conflict with, any provision of the organizational documents of the Seller, (b) violate any law applicable to, binding upon or enforceable against the Seller, (c) violate, conflict, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract or agreement to which the Seller is a party or any order or judgment of any federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body (a “Governmental Authority”) or arbitrator, or (d) require any notice to, declaration, filing or registration with, approvals or consents of, or assignments by, any Governmental Authority, other than filings required to be made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except, in the case of (b) and (c), for any such violation, conflict, breach or default which would not have a material adverse effect on the Seller and its subsidiaries, taken as a whole and, in the case of clause (d), such filings or notices as may be required to be made by the Seller of any of its Affiliates (for purposes of this Agreement, “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with, such person, including without limitation employees or officers thereof) with applicable regulatory bodies after the consummation of the sale of the Shares (but which would not, whether or not made, lead to rescission of the sale of the Shares).

2.4 No Brokers. The Seller has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Purchaser is or would be obligated to pay.

2.5 Ownership of the Shares. The Seller has, immediately prior to the Closing, clear, unencumbered record or beneficial title to the Shares, free and clear of any Liens (other than pursuant to this Agreement and Liens that will be released upon the consummation of the purchase of the Shares). Upon the consummation of the purchase of the Shares, the Purchaser shall own the Shares free and clear of any Liens (other than any Liens created by the Purchaser).

2.6 Sufficient Funds. As of the date of this Agreement and as of the Closing, the Seller has or will have, as the case may be, sufficient cash in immediately available funds to pay all amounts payable by it pursuant to this Agreement and all of its fees and expenses, if any, in order to consummate the transactions contemplated by this Agreement. On the date hereof, before and after giving effect to the transactions contemplated by this Agreement, (a) the fair value of the assets of the Seller, on an individual basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Seller individually; (b) the present fair saleable value of the assets of the Seller, on an individual basis, is not less than the amount that will be required to pay the probable liabilities of the Seller individually on its debts as they become absolute and matured; and (c) the Seller is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital. The Seller, on an individual basis, does not intend to and does not believe that it will incur debts or liabilities that will be beyond its respective ability to pay such debts and liabilities as they mature. The amount of contingent liabilities of the Seller at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would be reasonably be expected to become an actual or matured liability.

2.7 Exclusivity of Representations. The representations and warranties made by the Seller in this Agreement are the exclusive representations and warranties made by the Seller. The Seller hereby disclaims any other express or implied representations or warranties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

3.1 Organization; Authority. The Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All acts or proceedings required to be taken by the Purchaser to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder have been properly taken. No additional proceedings or approvals on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby.

3.2 Enforceability. This Agreement has been duly authorized, executed and delivered by the Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

3.3 No Violation; Consents and Approvals. The execution, delivery and performance of this Agreement, the consummation by the Purchaser of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement, do not and will not (a) violate, or conflict with, any provision of the organizational documents of the Purchaser, (b) violate any law applicable to, binding upon or enforceable against the Purchaser, (c) violate, conflict, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract or agreement to which the Purchaser is a party or any order or judgment of any Governmental Authority or arbitrator, or (d) require any notice to, declaration, filing or registration with, approvals or consents of, or assignments by, any Governmental Authority, other than filings required to be made under the Exchange Act, except, in the case of (b) and (c), for any such violation, conflict, breach or default which would not have a material adverse effect on the Purchaser and its subsidiaries, taken as a whole and, in the case of clause (d), such filings or notices as may be required to be made by the Purchaser with applicable regulatory bodies after the consummation of the sale of the Shares (but which would not, whether or not made, lead to rescission of the sale of the Shares).

3.4 No Brokers. The Purchaser has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Seller is or would be obligated to pay.

3.5 Sufficient Funds. As of the date of this Agreement and as of the Closing, the Purchaser has or will have, as the case may be, sufficient cash in immediately available funds to pay all amounts payable by it pursuant to this Agreement and all of its fees and expenses, if any, in order to consummate the transactions contemplated by this Agreement. On the date hereof, before and after giving effect to the transactions contemplated by this Agreement, (a) the fair value of the assets of the Purchaser, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Purchaser; (b) the present fair saleable value of the assets of the Purchaser, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Purchaser on its debts as they become absolute and matured; and (c) the Purchaser is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital. The Purchaser, on a consolidated basis, does not intend to and does not believe that it will incur debts or liabilities that will be beyond its respective ability to pay such debts and liabilities as they mature. The amount of contingent liabilities of the Purchaser at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would be reasonably be expected to become an actual or matured liability.

3.6 Accredited Investor / Investment Experience. The Purchaser acknowledges, represents and warrants that it is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended, and that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities with such knowledge and experience in financial and business matters as to be capable of making an informed decision regarding an investment in the Shares and is capable of reviewing, understanding and making an independent judgment with respect to an investment in the Shares.

3.7 Acknowledgement of Restrictions on Transfer. The Purchaser acknowledges that, upon consummation of the sale of the Shares, the Shares will constitute “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and will not be transferable without registration under or compliance with the Securities Act of 1933, as amended.

3.8 Exclusivity of Representations. The representations and warranties made by the Purchaser in this Agreement are the exclusive representations and warranties made by the Purchaser. The Purchaser hereby disclaims any other express or implied representations or warranties.

ARTICLE IV

CLOSING CONDITIONS

4.1 Conditions to the Purchaser’s Obligation to Purchase. The Seller acknowledges that the Purchaser’s obligation to pay to such Seller the Purchase Price in exchange for the Shares set forth in Section 1.2 at the Closing is conditioned upon satisfaction of the following conditions precedent at or before the Closing (any or all of which may be waived by the Purchaser in its sole discretion):

(a) the Seller has delivered the Shares to the Purchaser or its designated account in suitable form for transfer, together with a properly completed and executed Form W-8 or W-9 or other applicable form or statement (all as specified in Section 1.4);

(b) the representations and warranties of the Seller contained in this Agreement shall have been true and correct at the time of execution of this Agreement and shall be true and correct in all material respects as of the Closing as if given on and as of the Closing (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct as of such earlier date); and

(c) the Issuer shall have entered into an amendment (the “Rights Plan Amendment”) to that certain Rights Agreement, as amended, dated January 22, 2018, between the Issuer and Computershare Trust Company, N.A., as rights agent (the “Rights Plan”), for the purpose of modifying the Rights Plan to permit the purchase of the Shares by the Purchaser as contemplated hereby;

(d) the Investors’ Rights Agreement, as amended, dated September 8, 2014, between HC2 Holdings 2, Inc. and the Issuer (the “IRA”) shall have been terminated; and

(e) the Issuer and the Purchaser shall have entered into the agreed upon letter agreement regarding the Purchaser’s board representation rights.

4.2 Conditions to the Seller’s Obligation to Sell. The Purchaser acknowledges that the Seller’s obligation to sell and deliver to the Purchaser the Shares for the Purchase Price at the Closing is conditioned upon satisfaction of the following conditions precedent at or before the Closing (any or all of which may be waived by the Seller in its sole discretion):

(a) the Purchaser has delivered the Purchase Price to the Seller or its designated account; and

(b) the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct at the time of execution of this Agreement and shall be true and correct in all material respects as of the Closing as if given on and as of the Closing (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct as of such earlier date).

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1 Entire Agreement; Binding Effect. This Agreement constitutes the entire agreement, arrangement and understanding, whether written or oral, between the Parties concerning the subject matter of this Agreement and the transactions contemplated hereby, and it supersedes all prior and/or contemporaneous agreements, arrangements and understandings, if any, whether written or oral, between the Parties concerning such subject matter and transactions. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns.

5.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party.

5.3 Amendment and Modification. This Agreement may only be amended, modified or supplemented at any time by the Parties pursuant to a further instrument signed by all Parties and specifically referring to this Agreement.

5.4 No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy hereunder by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

5.5 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) email transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service by Federal Express or an equivalent, recognized courier service. Such notices and communications shall be sent to the appropriate Party at its address or email address given below or at such other address or email address for such Party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such Party or upon actual delivery to the appropriate address, or, in case of an email transmission, upon transmission by the sender; any email transmission shall be promptly acknowledged by the recipient):

(a)	if to the Seller, to:

Continental Insurance Group
450 Park Avenue
Floor 30
New York, NY 10022
Attn: Thomas Fallen
Email: tfallen@hc2.com

(b)	if to the Purchaser, to:

Golden Harbor Ltd.
Cay House, EP Taylor Drive N7776
Lyford Cay, New Providence
The Bahamas
Attention: James B. Avery
Tel: +1-407-909-9905
Email: javery@tavistock.com

5.6 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made between residents of that state, executed in and to be performed entirely within that state, notwithstanding the Parties’ actual respective states of legal domicile. All actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby shall be heard and determined exclusively in any state or federal court located in the Southern District of New York, New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Section 5.5. The Parties agree that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.6 shall affect the right of any Party to serve legal process in any other manner permitted by law. The consents to jurisdiction set forth in this Section 5.6 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 5.6 and shall not be deemed to confer rights on any person or entity other than the Parties.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(b).

5.7 Descriptive Headings; References. The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement or in any way affect this Agreement.

5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart signature page to this Agreement delivered by fax or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

5.9 Further Actions. Each Party shall, from time to time and without further consideration, execute such further documents or instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

5.10 Fees and Expenses. All costs and expenses (including legal and financial-advisory fees and expenses, if any) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid exclusively by the Party incurring such expenses, without contribution.

5.11 Survival; Breach of Agreement. The representations, warranties, agreements and covenants set forth herein (including Article V) shall survive the Closing indefinitely. Should a Party breach this Agreement, in addition to, and without limiting, all other rights and remedies available under applicable law (which rights and remedies shall be cumulative and elective), then such Party shall be responsible for all reasonable, documented out-of-pocket fees and expenses incurred by the other Party in enforcing its rights hereunder against such breaching Party, including any fees and expenses of financial advisors, attorneys, accountants and other professionals.

5.12 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect to the fullest extent permitted by law.

5.13 No Presumption. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

5.14 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective permitted successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

5.15 Specific Performance. Each of the Parties expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, a Party shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without the posting of any bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

5.16 Purchaser Information. The Seller on behalf of itself and its controlled Affiliates represents, warrants and acknowledges that: (i) the Purchaser or its Affiliates may receive or may have received, may have access to, and may be in possession of material, non-public, confidential information concerning the Shares, the Issuer and/or its Affiliates, including the Issuer’s and/or its Affiliates’ financial condition, results of operations, businesses, industry conditions, properties, active or pending litigation or transactions, assets, liabilities, directors, management, projections, appraisals, plans and prospects (“Purchaser Information”) that has not been disclosed publicly or to the Seller; and (ii) that the Purchaser Information may be indicative of a value of the Shares that is substantially different from the Purchase Price to be paid by the Purchaser to the Seller in the transaction contemplated hereby. The Seller expressly acknowledges that it was provided the opportunity to perform due diligence review and inquiry on the Purchaser Information and has determined not to conduct such due diligence review and inquiry. The Seller expressly waives and releases the Purchaser and its Affiliates from any and all claims and liabilities of any kind related to or arising from the Purchaser’s failure to disclose, or the Seller’s failure to obtain and review, the Purchaser Information, and the Seller agrees to make no claim against the Purchaser and its Affiliates in respect of the transactions contemplated hereby relating to the Purchaser’s failure to disclose, or the Seller’s failure to obtain and review, such Purchaser Information. The Seller acknowledges that the Purchaser is relying on the representations, warranties, acknowledgements and covenants set forth in this Section 5.16 in engaging in the transactions contemplated hereby, and would not engage in such transactions in the absence of such representations, warranties, acknowledgements and covenants.

5.17 Seller Information. The Purchaser on behalf of itself and its controlled Affiliates represents, warrants and acknowledges that: (i) the Seller or its Affiliates may receive or may have received, may have access to, and may be in possession of material, non-public, confidential information concerning the Shares, the Issuer and/or its Affiliates, including the Issuer’s and/or its Affiliates’ financial condition, results of operations, businesses, industry conditions, properties, active or pending litigation or transactions, assets, liabilities, directors, management, projections, appraisals, plans and prospects (“Seller Information”) that has not been disclosed publicly or to the Purchaser; and (ii) that the Seller Information may be indicative of a value of the Shares that is substantially different from the Purchase Price to be paid by the Purchaser to the Seller in the transaction contemplated hereby. The Purchaser expressly acknowledges that it was provided the opportunity to perform due diligence review and inquiry on the Seller Information and has determined not to conduct such due diligence review and inquiry. The Purchaser expressly waives and releases the Seller and its Affiliates from any and all claims and liabilities of any kind related to or arising from the Seller’s failure to disclose, or the Purchaser’s failure to obtain and review, the Seller Information, and the Purchaser agrees to make no claim against the Seller or its Affiliates in respect of the transactions contemplated hereby relating to the Seller’s failure to disclose, or the Purchaser’s failure to obtain and review, such Seller Information. The Purchaser acknowledges that the Seller is relying on the representations, warranties, acknowledgements and covenants set forth in this Section 5.17 in engaging in the transactions contemplated hereby, and would not engage in such transactions in the absence of such representations, warranties, acknowledgements and covenants.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly signed as of the date first above written.

PURCHASER

GOLDEN HARBOR LTD.

By:	/s/ James B. Avery
Name: James B. Avery
Title: Vice President

SELLER

CONTINENTAL GENERAL INSURANCE COMPANY

By:	/s/ James P. Corcoran
Name: James P. Corcoran
Title: Executive Chairman

ANNEX A

Purchaser Delivery Instructions

The Seller will deliver the physical share certificates representing the Shares to Computershare for deposit in the Purchaser’s account:

Golden Harbor Ltd

Account:

ANNEX B

Seller Wire Instructions

Seller	Number of Shares	Wire Amount	Wire Instructions
Continental General Insurance Company	9,752,729	$29,258,187.00

AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of December 11, 2018 by and between Golden Harbor Ltd. (the “Purchaser”), and Continental General Insurance Company (the “Seller”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning given to them in the Stock Purchase Agreement.

WHEREAS, the Purchaser and the Seller entered into that certain Stock Purchase Agreement, dated as of December 4, 2018 (the “Stock Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Stock Purchase Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Closing. Section 1.3 of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following:

Section 1.3 Closing.

The closing of the purchase and sale of the Shares by the Seller to the Purchaser hereunder (the “Closing”) shall take place by teleconference and through the email exchange of transaction documents in portable document (.PDF) format, in each case as soon as reasonably practicable following the later of (i) the satisfaction or waiver (by the party entitled to waive the same) of all of the conditions set forth herein and (ii) 5:30 p.m. Eastern time on December 18, 2018, or at such other place, time or date or in such other manner as the Parties shall otherwise agree in writing.

2. Limited Effect. Except as amended hereby, the Stock Purchase Agreement shall continue in full force and effect in accordance with is terms. In the event of any inconsistency between (A) this Amendment, and (B) the Stock Purchase Agreement, or any other certificate, instrument, or document in connection therewith, the terms and conditions of this Amendment shall govern. Reference to this Amendment need not be made in the Stock Purchase Agreement, or any other certificate, instrument, or document in connection therewith, or in any certificate, letter, or communication issued or made pursuant thereto, or with respect thereto. Any reference to the Stock Purchase Agreement in any of the Stock Purchase Agreement, or any such other certificate, instrument, or document is sufficient to refer to the Stock Purchase Agreement as amended hereby.

3. Incorporation by Reference; Definitions. The provisions of Sections 5.6, 5.7, and 5.8 of the Stock Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto mutatis mutandis.

[Signature Page To Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly signed as of the date first above written.

PURCHASER

Golden Harbor Ltd.

By:	/s/ James B. Avery
Name:	James B. Avery
Title:	Vice President

SELLER

CONTINTENTAL GENERAL INSURANCE COMPANY

By:	/s/ James P. Corcoran
Name:	James P. Corcoran
Title:	Executive Chairman